SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OAKLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on June 3, 2005

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders (the “Meeting”) of OAKLEY, INC. (the “Company” or “Oakley”) to be held on Friday, June 3, 2005, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters in Foothill Ranch, California, for the following purposes:

1.	To elect six directors to serve as such until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

     Only shareholders of record at the close of business on March 31, 2005, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Donna Gordon
Donna Gordon
Secretary

Foothill Ranch, California

Dated: April 22, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
FEES OF INDEPENDENT AUDITORS
STOCK PRICE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS

OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on June 3, 2005

     This Proxy Statement is furnished to shareholders of Oakley, Inc. (the “Company” or “Oakley”), in connection with the solicitation of proxies in the form enclosed with this Proxy Statement for use at the Annual Meeting of Shareholders of the Company to be held on Friday, June 3, 2005, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters in Foothill Ranch, California, and at any and all adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are being first mailed to shareholders on or about April 26, 2005.

     This solicitation is made by mail on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

     Holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on the record date, March 31, 2005, are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on March 31, 2005, there were 67,900,592 shares of Common Stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR the election of all nominees for director and FOR the ratification of the selection of Deloitte & Touche LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2005. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The Board of Directors knows of no matters to come before the Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person’s discretionary authority to act in such person’s best judgment.

     The principal executive offices of the Company are located at One Icon, Foothill Ranch, California 92610.

PROPOSAL 1: ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

     Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “Articles”), directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. If, for any reason, the directors are not elected at the Meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s Amended and Restated Bylaw (the “Bylaws”). The Bylaws currently authorize a Board of Directors consisting of not less than one or more than nine persons. Oakley’s Board of Directors currently consists of seven directors.

     The nominees for election to the six positions on the Board of Directors to be voted upon at the Meeting are Jim Jannard, Link Newcomb, Tom Davin, Mary George, Mike Puntoriero, and Greg Trojan. Abbott Brown and Lee Clow, current directors of the Company, have decided not to run for re-election to the Board of Directors at the Meeting and are therefore not listed as nominees. The Board intends to continue its efforts to identify qualified candidates to serve as directors and will increase the size of the Board of Directors as appropriate candidates are identified. The Board of Directors has determined that each of the nominees for director, except Messrs. Jannard and Newcomb, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing standards, as currently in effect. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Jim Jannard, Link Newcomb, Tom Davin, Mary George, Mike Puntoriero, and Greg Trojan to hold office as directors for a term of one year and until their successors are elected and qualified at the next Annual Meeting of Shareholders. All nominees have consented to being named in this Proxy Statement and have advised the Board of Directors that they are able and willing to serve as directors, if elected.

     If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.

Vote

     Each director will be elected by a favorable vote of a plurality of the votes cast at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the outcome. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

     The following table sets forth certain information (as of March 31, 2005) concerning the directors, executive officers and other officers of the Company:

Name	Age	Position
Jim Jannard	55	Chairman of the Board and Chief Executive Officer
Link Newcomb	43	Chief Operating Officer and Director
Colin Baden	43	President
Tommy Rios	35	Executive Vice President
Kent Lane	51	Senior Vice President of Manufacturing and Sourcing
Jon Krause	41	Senior Vice President of Operations
Scott Bowers	43	Vice President of Worldwide Marketing
Donna Gordon	45	Vice President of Finance and Secretary
Cos Lykos	36	Vice President of Business Development
Carlos Reyes	38	Vice President of Research and Development
Cliff Neill	45	Vice President of U.S. Sales
Abbott Brown	61	Director
Lee Clow	61	Director
Tom Davin	47	Director
Mary George	54	Director
Mike Puntoriero	51	Director
Greg Trojan	45	Nominee for Director

Executive Officers

     Mr. Jim Jannard, the founder of the Company, has been Chairman of the Board and an Oakley director since its inception in 1975. From Oakley’s inception in 1975 to February 1999, Mr. Jannard also served as President of Oakley. Effective October 1999, Mr. Jannard was named Chief Executive Officer.

     Mr. Link Newcomb joined Oakley in June 1994 as its Vice President of International Sales. Mr. Newcomb served as Executive Vice President from April 1995 until January 1997, as Chief Financial Officer from July 1995 until January 1997, as Chief Operating Officer from January 1997 to September 1997, and as Chief Executive Officer from September 1997 to April 1999. Effective May 1, 1999, Mr. Newcomb was named Chief Operating Officer. Effective February 25, 2005, Mr. Newcomb was named as the Company’s interim Chief Financial Officer. Mr. Newcomb was appointed to the Board of Directors in January 1997. Prior to joining Oakley, Mr. Newcomb was an attorney for five years at Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Mr. Newcomb has also been a certified public accountant since 1984.

     Mr. Colin Baden joined Oakley in February 1996 as Director of Design and served as Vice President of Design from February 1997 to February 1999. In February 1999, Mr. Baden was named President. Prior to joining Oakley, Mr. Baden was a partner at Lewis Architects of Seattle, Washington for six years and began advising Oakley on company image and design issues in 1993.

     Mr. Tommy Rios joined Oakley in 1996 and held the positions of General Director of Oakley Mexico from January 1996 to March 1998, Director of International Sales from March 1998 to July 1999, Director of Oakley Worldwide from July 1999 to December 1999 and Vice President of Oakley Worldwide from January 2000 to December 2001. In January 2002, Mr. Rios was named Executive Vice President, responsible for all aspects of the Company’s global sales operation.

     Mr. Kent Lane joined Oakley in October 1994 and served as Director of Manufacturing from January 1995 until October 1995. In October 1995, Mr. Lane was named Vice President of Manufacturing. In March 2005, Mr. Lane was named Senior Vice President of Manufacturing and Sourcing. Mr. Lane has more than 25 years experience in the manufacturing industry at various companies, including Kaiser Steel for six years and Water Factory Systems, a manufacturer of water purification equipment, for eight years.

     Mr. Jon Krause joined Oakley in November 1996 as Director of Information Technology and was named Vice President of Operations in January 1998. In March 2005, Mr. Krause was named Senior Vice President of Operations. Prior to joining Oakley, Mr. Krause was a senior manager with Andersen Consulting (now Accenture), where he spent ten years specializing in information technology and manufacturing operations.

     Mr. Scott Bowers joined Oakley in May 1988 as a regional sales manager and held the position of Director of Sports Marketing from January 1995 to December 1999 and Vice President of Sports Marketing from January 2000 to December 2003. In January 2004, Mr. Bowers was named Vice President of Marketing Worldwide. Prior to joining Oakley, Mr. Bowers had eleven years of experience in the snow/ski industry holding positions both in retail management and as an independent sales representative.

     Ms. Donna Gordon joined Oakley in February 1986. Ms. Gordon has held a number of positions with Oakley, assuming her current position as Vice President of Finance in October 1995. Ms. Gordon has also been Corporate Secretary since 1993 and Controller since 1990.

     Mr. Cos Lykos joined Oakley in May 2004 as Vice President of Business Development. Prior to joining Oakley, Mr. Lykos served as Vice President of Business Affairs, General Counsel and Secretary at RemedyTemp, Inc., a publicly traded human capital services company, a position he had held since 1998. From 1994 to 1998, Mr. Lykos served as a corporate associate at Gibson, Dunn & Crutcher LLP, specializing in mergers and acquisitions, public offerings, licensing and general corporate matters.

     In October 2002, Oakley’s Board of Directors created an Office of the Chairman and appointed Jim Jannard, Link Newcomb, Colin Baden and Tommy Rios as members.

Other Officers

     Mr. Carlos Reyes joined Oakley in July 1989 and has held various positions with Oakley, beginning as a lens coating assistant in the manufacturing department. Mr. Reyes was promoted to Lens Coating Manager in 1991 and to a leadership position in Oakley’s design department in 1993. In December 1995, Mr. Reyes was named Vice President of Research and Development.

     Mr. Cliff Neill joined Oakley in 1985 and has held various sales positions with Oakley, including National Sales Director. He was named Vice President of U.S. Sales in December 2002.

Board of Directors

     Mr. Abbott Brown has been an Oakley director since June 2000. Mr. Brown is Chairman and Chief Executive Officer of Ridgestone Corporation, a private equity firm that takes active, participatory roles in the companies in which it invests. Mr. Brown was Senior Vice President and a board member of Global Crossing Ltd., a global data and voice telecommunications company, from its inception in March 1997 to March 2000. On January 28, 2002, Global Crossing and certain of its affiliates commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda. From 1994 to February 1998, Mr. Brown served as Managing Director and Chief Financial Officer for Pacific Capital Group, a private merchant bank with investment activity in telecommunications, cable, healthcare and real estate. Mr. Brown has decided not to run for re-election to the Board of Directors

     Mr. Lee Clow has been an Oakley director since December 2002. Mr. Clow is Chairman and Worldwide Creative Director of TBWA and TBWA\Chiat\Day. Mr. Clow joined Chiat\Day in 1972 and helped fuel its growth into one of the largest advertising agencies in the world today with more than 220 offices in 72 countries. Mr. Clow is a member of One Club Hall of Fame, the Art Directors Hall of Fame and the Museum of Modern Art’s Advertising Hall of Fame. Mr. Lee Clow has decided not to run for re-election to the Board of Directors at the Meeting.

     Mr. Tom Davin has been an Oakley director since August 2003. Mr. Davin is President and Chief Operating Officer of Panda Restaurant Group, Inc., a Chinese restaurant chain with more than 700 restaurants. He is also a Director of Zumiez, Inc., a specialty retail chain that serves the action sports lifestyle. Prior to joining Panda Restaurant Group, Inc., from 2001 until 2004, Mr. Davin served as an operating partner of Brentwood Associates, a middle market private equity firm. From 1993 to 2000 Mr. Davin was a senior executive with Taco Bell Corporation and served as its Chief Operating Officer from 1997 to 2000. Taco Bell Corporation is a division of YUM! Brands, Inc. (NYSE “YUM”). Mr. Davin earned an MBA, with distinction, from the Harvard University Graduate School of Business Administration. He graduated from Duke University and served as a U.S. Marine Corps officer from 1979 to 1985.

     Ms. Mary George has been an Oakley director since October 2004. Since October 1994, Ms. George has served as an officer of Bell Sports, Inc., including as its Chief Executive Officer from July 1998 until August 2000 and has served as its Co-Chairman since August 2000. Ms. George is also a director of RemedyTemp, Inc., Bell Automotive Products, Inc., Playcore Playground Systems, Swell, Russell Racing School and serves as the Executive Vice Chairman of Bay Travel Gear. Prior to joining Bell Sports, Ms. George had served as Chief Operating Officer of Denar and Chief Operating Officer of VLI Medical Devices.

     Mr. Mike Puntoriero has been an Oakley director since January 2005. Currently, Mr. Puntoriero is Vice President of Fleetwood Enterprises, Inc. and President of Fleetwood Vacation Club, Inc., a wholly owned subsidiary of Fleetwood Enterprises, Inc. Prior to joining Fleetwood Enterprises, Inc. in May 2004, Mr. Puntoriero served as Chief Financial Officer and Executive Vice President at First Consulting Group, Inc. from January 2003 to September 2004. Mr. Puntoriero’s previous business experience also includes more than 23 years at Arthur Andersen LLP where he became the Audit Division Head in 1996 and Managing Partner in 2000 of Arthur Andersen’s Orange County office.

     Mr. Greg Trojan is a nominee for director of Oakley. Currently, he is the Chief Executive Officer of HOB Entertainment, Inc. Mr. Trojan joined HOB Entertainment in August 1996 and is responsible for the overall vision and operation of HOB Entertainment and its divisions, which include House of Blues Music/Restaurant Venues. Mr. Trojan began his career in 1981 as a management consultant with Andersen Consulting. In 1990, following four years as a management consultant for Bain & Company in Boston, he became a key member of PepsiCo Inc.’s planning and development team before assuming the position of President and CEO of the 77-unit California Pizza Kitchen chain in 1994. Mr. Trojan holds a Bachelor of Science Degree from the Mclntire School of Commerce at the University of Virginia and an MBA from the Wharton Graduate School of Business.

Director Independence

     The Company’s Corporate Governance Guidelines provide that a majority of the members of the Company’s Board of Directors must meet the criteria for independence as required by NYSE listing standards. As set forth in such guidelines, a director will be independent only if the Board of Directors affirmatively determines, after consideration of all relevant facts and circumstances, that such director has no material relationship with the Company. The Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards. In its annual review of the relationships that each director has with the Company, the Board of Directors determined that Ms. George and Messrs. Brown, Clow, Davin and Puntoriero are each independent directors within the meaning of the NYSE listing and independence standards.

Board of Directors Meetings and Committees

     The Board of Directors held four meetings in 2004, including regularly scheduled and special meetings. The Board of Directors has established standing Audit; Compensation and Stock Option; and Nominating and Corporate Governance committees as set forth below. During 2004, each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member. It is the Company’s policy that directors are also invited and encouraged to attend its Annual Meeting of Shareholders. All six of the Company’s then current directors were in attendance at the 2004 Annual Meeting of Shareholders.

     In addition, the non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions rotates each year among the independent directors of the Board of Directors and is currently Tom Davin.

     The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the non-management directors as a group), any committee of the Board of Directors or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Oakley, Inc., One Icon, Foothill Ranch, California 92610.

     All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Audit Committee. The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is currently comprised of Tom Davin (Chair), Abbott Brown and Mike Puntoriero, all of whom are independent under the listing standards of the NYSE and our Corporate Governance Guidelines. The Board of Directors has determined that all of the members of the Audit Committee are qualified as audit committee financial experts within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”) and are financially literate and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

     The Audit Committee is governed by a written charter adopted by the Board of Directors, a copy of which is available on the Company’s corporate website at www.oakley.com under the heading “Investor Relations,” and which is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610. The primary purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the Board of Director’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence, and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function.

     The Audit Committee held nine meetings during 2004.

Compensation and Stock Option Committee. The Compensation and Stock Option Committee is currently comprised of Abbott Brown (Chair) and Mary George, both of whom are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines. The primary purpose of the Compensation and Stock Option Committee is to oversee the Company’s compensation and employee benefit plans and practices, including its executive officer compensation plans and its incentive-compensation and equity-based plans, including the Company’s Amended and Restated 1995 Stock Incentive Plan (the “Stock Plan”). The Compensation and Stock Option Committee is governed by a written charter adopted by the Board of Directors, a copy of which is available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and which is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

     The Compensation and Stock Option Committee held five meetings during 2004.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of Tom Davin (Chair), Abbott Brown, Lee Clow, Mary George and Mike Puntoriero, all of whom are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines. The functions of the Nominating and Corporate Governance Committee include the following: (i) identifying and selecting, or recommending to the Board of Directors, individuals qualified to serve as directors of the Company; (ii) selecting, or recommending to the Board of Directors, directors to serve on committees of the Board of

Directors; (iii) advising the Board of Directors with respect to matters pertaining to the composition and procedures of the Board of Directors; (iv) developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (v) overseeing the annual evaluation of the Board of Directors and its committees.

     The Nominating and Corporate Governance Committee is governed by a charter, a copy of which is available on our corporate website at www.oakley.com under the heading “Investor Relations” and which is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

     The Nominating and Corporate Governance Committee met three times in 2004.

     The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information: (i) the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors.

     The shareholder recommendation and information described above must be sent to the Corporate Secretary at Oakley, Inc., One Icon, Foothill Ranch, California 92610 and must be received by the Corporate Secretary not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

     The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, independence from management and the Company and legal and regulatory requirements. The Nominating and Corporate Governance Committee also seeks to have the Board of Directors represent a diversity of backgrounds and experience.

     The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board – for example, retirement as a chief executive officer or chief financial officer of a public company or exiting government or military service. The Nominating and Corporate Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders.

     Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Committee collects and reviews publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. In fulfilling its duties described above, the Nominating and Corporate Governance Committee may, in its discretion, request that one or more executive officers of the Company assist in its evaluation of potential candidates for the Board of Directors.

Code of Ethics for Senior Financial Officers

     The Company has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer and other senior financial officers. The Code of Ethics is available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics applicable to its officers, directors and employees. The Code of Business Conduct is available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

Corporate Governance Guidelines

     The Company has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s corporate website at www.oakley.com, under the heading “Investor Relations,” and is also available in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

Compensation of Directors

     Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors of the Company receive (i) a retainer fee of $40,000 per year for their services, (ii) $1,000 for each committee meeting attended, (iii) $15,000 per year for chairing the Audit Committee, (iv) $5,000 per year for each other committee a non-employee director chairs, (v) $2,000 per day for each special non-Board of Directors meeting that a non-employee director is requested to attend, in person or by telephone, by the Board of Directors, as determined by the Board of Directors and (vi) an annual grant of 4,500 shares of restricted Common Stock that vest in full on the anniversary of the date of grant. All directors are also reimbursed for expenses incurred in connection with attendance at Board meetings, committee meetings or special non-Board meetings. Prior to 2004, non-employee directors received an annual option grant to purchase 10,000 shares of Common Stock. In September 2004, the Board of Directors agreed to compensate non-employee directors with restricted stock grants rather than option grants. Accordingly, the 2004 non-employee director options and restricted stock grants were pro-rated for such year.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation and Stock Option Committee during 2004 were Ms. Miller, Mr. Brown and Ms. George. Neither Ms. Miller, Mr. Brown nor Ms. George has ever been an officer or employee of the Company or any of its subsidiaries. Ms. Miller resigned as a member of the Board of Directors and the Compensation and Stock Option Committee in December 2004 and was subsequently replaced by Ms. George. None of the executive officers of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire Board of Directors) of another entity during 2004.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2004, 2003 and 2002, to (i) its Chief Executive Officer and (ii) the four other most highly compensated executive officers serving as of December 31, 2004 (collectively, the “Named Executive Officers”).

						Long Term
						Compensation Awards
						Securities
				Other Annual		Underlying	Restricted Stock	All Other
Name and		Salary*	Bonus	Compensation		Options/SARs	Grants	Compensation
Principal Position	Year	($)	($)	($)		(#)	($)	($)
Jim Jannard (1)	2004	—	—	—		25,000	—	—
Chief Executive Officer	2003	—	—	—		25,000	—	—
	2002	—	—	—		—	—	—

Link Newcomb	2004	455,735	40,714	3,045	(2)	—	535,150	4,973	(3)
Chief Operating Officer	2003	412,000	109,953	604	(2)	40,000	—	5,708
	2002	412,000	62,830	2,620	(2)	25,000	—	5,081

Colin Baden	2004	315,254	34,627	—		—	420,475	4,000	(3)
President	2003	275,385	56,109	—		40,000	—	3,946
	2002	232,116	26,438	—		25,000	—	1,233

Tommy Rios	2004	252,694	15,469	107,639	(4)	—	420,475	9,555	(3)
Executive Vice President	2003	222,628	20,738	82,546	(4)	40,000	—	10,437
	2002	175,000	51,250	60,376	(4)	25,000	—	5,804

Thomas George	2004	264,191	22,420	—		—	76,450	4,000	(3)
Chief Financial Officer	2003	244,554	37,726	9,000	(5)	20,000	—	4,000
	2002	236,900	20,729	18,000	(5)	20,000	—	4,000

(1)	Mr. Jannard did not receive any base salary or bonus for 2004, 2003 and 2002. See “Compensation Committee Report - Compensation of the Chairman and Chief Executive Officer.”

(2)	Represents above-market interest on deferred compensation paid during the fiscal year.

(3)	Represents the Company’s 2004 matching 401(k) plan contribution of $4,000 for Messrs. Newcomb, Baden, Rios and George; life insurance premium for Mr. Rios of $5,406; and above-market interest on deferred compensation accrued during the fiscal year but deferred at the election of the Named Executive Officer in the amount of $973 for Mr. Newcomb and $149 for Mr. Rios.

(4)	Represents commissions on sales.

(5)	Represents payment to Mr. George for a monthly housing allowance related to his relocation.

*	The Named Executive Officers’ salaries for 2004 compensation reflect 27 pay dates for the year. All other years reflect 26 pay dates.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Number of
	Securities	% of Total			Potential Realizable Value at
	Underlying	Options/SARs			Assumed Annual Rates of
	Options/SARs	Granted to	Exercise or		Stock Price Appreciation for
	Granted	Employees in	Base Price	Expiration	Option Term
	(#) (1)	Fiscal Year	($/Sh)	Date	5%($)(2)	10%($)(2)
Jim Jannard	25,000	42.9%	14.00	2/9/14	220,115	557,808
Link Newcomb	—	—	—	—	—	—
Colin Baden	—	—	—	—	—	—
Tommy Rios	—	—	—	—	—	—
Thomas George	—	—	—	—	—	—

(1)	The options identified in this table were granted under the Stock Plan and vest and are exercisable one year after the date of grant. In the event of the termination of a Named Executive Officer’s employment within 12 months following a change in control (as defined in the stock option agreements evidencing such grants), the options will become immediately vested and exercisable in full upon such termination of employment.

(2)	The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the option and other factors.

     The following table sets forth information concerning option exercises and the fiscal year-end value of unexercised stock options held by the Named Executive Officers as of December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs at	Options/SARs
			FY-End (#)	At FY-End ($) (2)
	Shares Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($) (1)	Unexercisable	Unexercisable
Jim Jannard	0	0	31,250/43,750	14,813/44,438
Link Newcomb	126,928	541,216	432,141/30,000	891,314/126,000
Colin Baden	0	0	145,818/30,000	215,309/126,000
Tommy Rios	49,250	419,921	171,826/55,000	53,344/126,000
Thomas George	47,900	250,028	91,269/15,000	72,538/63,000

(1)	The value realized is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the fair market value of the Common Stock on the date of exercise and (ii) the option exercise price.

(2)	The value of unexercised in-the-money options is calculated by multiplying (A) the number of securities underlying such options by (B) the difference between (i) the closing price of the Common Stock on the NYSE at December 31, 2004 ($12.75) and (ii) the option exercise price.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

     Mr. Jannard does not have a written employment agreement with the Company. Since the expiration of his former employment agreement with the Company in 1997, his employment has continued on an at-will basis. On May 12, 1998, Mr. Jannard entered into an Amended and Restated Consultant Agreement with the Company providing that, within 30 days following termination of his employment, the Company will have the option to retain him as a consultant at the rate of $100,000 per year for a period expiring on the date that is two years from the date the Company exercises such option. The Amended and Restated Consultant Agreement contains non-competition and non-solicitation provisions effective through the end of such consultant period. In addition, Mr. Jannard is entitled to Company-paid medical insurance for himself and his immediate family during his lifetime.

     On January 1, 2000, Mr. George entered into a Second Amended and Restated Employment Agreement with the Company, which replaced his prior employment agreement. Mr. George’s agreement expired December 31, 2004. The agreement provided for a base salary of not less than $230,000 per year and an annual target bonus under the Executive Officer Performance Bonus Plan of not less than $80,000. If Mr. George’s employment with the Company was terminated by reason of his death, Mr. George’s estate would have been entitled to his prorated performance bonus under the Bonus Plan. If Mr. George’s employment with the Company was terminated by reason of his disability, Mr. George would have been entitled to a payment equal to one year’s base salary and his prorated performance bonus under the Bonus Plan. If Mr. George’s employment with the Company was terminated by the Company for any reason other than by reason of his death, disability or for cause or by Mr. George for good reason, Mr. George would have been entitled to a payment equal to (i) the greater of his base salary for 18 months or the remainder of the term of his agreement (the “Severance Period”), and (ii) an amount equal to the product of (A) Mr. George’s annual target bonus under the Bonus Plan as in effect at the time of his termination and (B) a fraction, the numerator of which is the number of full months in the Severance Period, and the denominator of which is 12. Mr. George’s agreement also contained non-competition and non-solicitation provisions effective through the term of the agreement and, in the event his employment was terminated by the Company for cause or by Mr. George without good reason, for a period of two years thereafter. Upon termination of Mr. George’s Second Amended and Restated Employment Agreement, he became eligible to participate in the Company’s Officer Severance Plan (discussed below), and his benefits thereunder could not be reduced for a period of two years thereafter. On February 25, 2005, Mr. George voluntarily resigned as an officer and an employee of Oakley.

     In December 2003, the Board of Directors authorized the adoption of two severance plans, the Executive Severance Plan and the Officer Severance Plan. The Executive Severance Plan is for the benefit of individuals who are members of the Office of the Chairman and have been designated as eligible to participate. The Executive Severance Plan provides that, in the event a participant is terminated without cause (other than as a result of death or disability) or terminates for good reason following a change of control, subject to the participant entering into a release of claims, the participant will be entitled to (i) the sum of (x) the participant’s annual base salary and (y) the aggregate amount of commissions paid to the participant in the immediately preceding 12 months, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, (iii) payment by the Company of the participant’s group health insurance premiums for a period of ninety (90) days, (iv) nine months’ acceleration of vesting with respect to outstanding options and restricted stock and (v) if approved by the plan administrator, extension of the post-termination option exercise period. Messrs. Newcomb, Baden and Rios have been designated as eligible employees under the Executive Severance Plan. Mr. Rios’ benefits thereunder cannot be reduced for a period of two years from the Plan’s adoption.

     The Officer Severance Plan is for the benefit of certain officers of the Company and provides that, in the event a participant is terminated without cause (other than as a result of death or disability) or terminates for good reason following a change of control, subject to the participant entering into a release of claims, the participant will be entitled to (i) the sum of (x) fifty percent (50%) of the participant’s annual base salary (adjusted to an amount up to one hundred percent (100%) of annual base salary based on years of service) and (y) the aggregate amount of commissions paid to the participant in the immediately preceding six months, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, (iii) payment by the Company of the participant’s group health insurance premiums for a period of ninety (90) days, (iv) six months’ acceleration of vesting with respect to outstanding options and restricted stock and (v) if approved by the plan administrator, extension of the post-termination option exercise period.

     In March 2004, the Company entered into a Severance Agreement with Mr. Newcomb in exchange for the cancellation of his outstanding employment agreement. The term of the Severance Agreement expired on January 31, 2005; provided, however, that certain provisions contained therein remain in effect, such as the extension of the exercise period of outstanding options described below. The Severance Agreement provided that, in the event Mr. Newcomb was terminated without cause (other than as a result of death or disability) or terminated for good reason, subject to Mr. Newcomb entering into a release of claims, he would have been entitled to (i) his annual base salary, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, (iii) payment by the Company of his group health insurance premiums for a period of ninety (90) days, (iv) nine months’ acceleration of vesting with respect to outstanding options and (v) an extension of the exercise period for his outstanding options for a period of two years following termination of employment. Upon the expiration of the Severance Agreement, Mr. Newcomb was automatically designated as an eligible employee under the Executive Severance Plan and his benefits thereunder cannot be reduced for a period of two years thereafter.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

     The Compensation and Stock Option Committee currently consists of Mr. Brown and Ms. George. In December 2004, Ms. Miller resigned as a member of the Board of Directors and as a member of the Committee and was replaced on the Compensation and Stock Option Committee by Ms. George. All the directors that served as members of the Compensation and Stock Option Committee during 2004 were independent within the listing standards of the NYSE. The report of the Compensation and Stock Option Committee of the Board of Directors with respect to compensation in fiscal year 2004 is as follows:

Compensation Philosophy

     The overall policy of the Compensation and Stock Option Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer is comprised of three primary elements: (i) base salary which reflect individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent; (ii) annual variable performance awards payable in cash which are partially tied to the Company’s achievement of financial performance targets and partially tied to the executive officer’s individual performance; and (iii) long-term stock-based incentive awards, which strengthen the mutuality of interests between the executive officers and the Company’s shareholders.

     Regarding long-term stock-based incentive awards, it has been the practice of the Company to grant stock options or restricted stock to executive officers when they join the Company. The Compensation and Stock Option Committee believes that these initial grants give the recipients a meaningful stake in the Company’s long-term performance, with any ultimate realization of significant value from those grants being commensurate with returns available on investments in the Common Stock. In addition to initial grants, the Committee has adopted a policy of providing additional long-term incentives to the Company’s executive officers primarily through periodic grants of stock options or restricted stock. The Committee believes that these incentives are essential to the long-term success of the Company and serve as a retention and compensation tool that aligns the interests of the Company’s officers with the interests of its shareholders. Options are exercisable in the future at the fair market value at the time of grant, so that an executive officer granted an option is rewarded only by the appreciation in price of the Common Stock. Such grants, if any, are generally determined by the Compensation and Stock Option Committee after the end of a fiscal year with the input and recommendations of the Company’s Chief Executive Officer.

     As an executive officer’s level of responsibility increases, it is the Company’s general intent that a greater portion of the executive officer’s total compensation be dependent upon individual performance, the Company’s performance and stock price appreciation, rather than upon base salary.

2004 Components of Executive Officer Compensation

     The principal components of executive officer 2004 compensation were as follows:

•	Base Salary. Executive officers’ base salaries were determined on the basis of individual performance and competitive market practices as reflected in information available to the Company and after review of data collected by independent outside compensation experts.

•	Annual Performance Bonus. Annual bonuses are payable to the Company’s executive officers under the Company’s Amended and Restated Executive Officer Performance Bonus Plan based partially on the Company’s achievement of certain pre-set corporate financial performance targets for earnings per share established for the fiscal year, and partially upon the achievement of certain individual performance objectives. During 2004, the minimum target bonus for Mr. George was set forth in his employment agreement. With respect to executive officers that did not have employment agreements with the Company, their target bonuses were determined on the basis of individual performance and competitive market practices as reflected in information available to the Company and review of data collected by independent outside compensation experts. Because the financial target for the Company for payment of bonuses based on Company performance for fiscal year 2004 was not met, no amount of such bonuses were paid. However, bonuses were paid to executive officers based on the achievement of their respective individual performance objectives.

•	Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants and other stock-based awards under the Stock Plan. Awards under the Stock Plan are designed to further align the interests of each executive officer with those of the shareholders and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company’s business. During 2004, the Compensation and Stock Option Committee engaged an independent firm that specializes in compensation issues to consult on the most appropriate way for the Company to compensate its executive officers and align their interests with that of the Company’s shareholders. Accordingly, based in part on recommendations from compensation specialists and its own evaluation of this issue, the Compensation and Stock Option Committee awarded restricted Common Stock to executive officers of the Company during 2004. The Committee determined the amount of restricted stock according to the executive’s position within the Company, recent performance, potential for future responsibility and promotion, and by reference to information provided by the independent compensation consultant referenced above. The Compensation and Stock Option Committee will continue to evaluate the merits of awarding restricted stock and stock options. In March 2004, the Compensation and Stock Option Committee approved the accelerated vesting, as of December 31, 2004, of all unvested stock options that have an exercise price greater than $15.70. The Compensation and Stock Option Committee approved the acceleration of such options in order to provide an additional incentive to the holders of such options.

Compensation of the Chairman and Chief Executive Officer

   Mr. Jannard did not receive any base salary or bonus from the Company in 2004. On March 9, 2005, Mr. Jannard was granted an option to purchase 25,000 shares of the Company’s common stock at an exercise price of $13.19 per share for his contribution as the Company’s Chief Executive Officer during 2004. Mr. Jannard is a major shareholder of the Company.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.” The Company is currently monitoring the applicability of Section 162(m) to its ongoing compensation arrangements. The Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

ABBOTT BROWN (CHAIR)

MARY GEORGE

     The Compensation and Stock Option Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

AUDIT COMMITTEE REPORT

     The Audit Committee currently consists of Messrs. Brown, Davin and Puntoriero. In December 2004, Irene Miller resigned as a member of the Board of Directors and as a member of the Committee and was replaced on the Audit Committee by Ms. George. Ms. George resigned from the Audit Committee on January 1, 2005 and was replaced by Mr. Puntoriero. All the directors that served as members of the Audit Committee during 2004 were independent within the listing standards of the NYSE.

     The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the accountants’ independence.

     In March 2004, the Audit Committee recommended to the Board of Directors, and the Board of Directors adopted, a revised written charter to govern the activities of the Audit Committee. A copy of the Audit Committee Charter as so recommended and adopted by the Board of Directors is available on the Company’s corporate website at www.oakley.com under the heading “Investor Relations”.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

TOM DAVIN (CHAIR)

ABBOTT BROWN

MIKE PUNTORIERO

     The Audit Committee Report will not he deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

FEES OF INDEPENDENT AUDITORS

     The aggregate fees billed for services rendered by Deloitte & Touche LLP, the Company’s independent auditors, during each of the fiscal years ended December 31, 2004 and December 31, 2003 are as follows:

	Aggregate Fees
Category	2004	2003
Audit fees	$1,319,934	$524,206
Audit related fees	3,606	3,472
Tax fees	868,006	1,056,124

Total fees	$2,191,546	$1,583,802

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

     In accordance with the Audit Committee’s charter, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor. In connection with the engagement of the Company’s independent auditor for the 2005 fiscal year, the Audit Committee’s pre-approval process of specific services and fees includes a review of specific services to be performed based on the four categories of services outlined above, a review of fees incurred for such services in the past, a review of expected fees to be incurred in fiscal year 2005 and a comparison of fees for similar services. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a more definitive period. Fees for any services that will exceed the pre-approval limits must be separately approved by the Audit Committee. During the year, circumstances may also arise when it becomes necessary to engage the independent auditor for additional services not contemplated by the original pre-approval engagement. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor for such services. In this regard, the Audit Committee may delegate pre-approval authority to one of more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

STOCK PRICE PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns for Oakley, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index, during the period commencing on December 31, 1999 and ending on December 31, 2004. The comparison assumes $100 was invested on December 31, 1999 in each of the Common Stock, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index and assumes the reinvestment of all dividends, if any. At this time, the Company does not believe it can reasonably identify an industry peer group, and therefore the Company has instead selected the Russell 2000 Index, which includes companies with similar market capitalizations to that of the Company, as a comparative index for purposes of complying with certain requirements of the SEC.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Oakley	100	243	292	185	252	235
Russell 2000 Index	100	96	97	76	111	129
S&P 500 Composite Index	100	91	80	62	80	89

     The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Aircraft Lease. Prior to December 2003, the Company had access to an aircraft from a company controlled by Mr. Jannard (“Lessor”) pursuant to a lease under which the Company was obligated to make aggregate annual lease payments of $90,000, as well as bear all costs and expenses of operating and maintaining the aircraft. In October 2003, the Lessor returned the plane to the manufacturer due to operational issues and received a loaned plane in November 2003 to be used until a new plane was received. The Company subsequently terminated the lease agreement in December 2003 and entered into a new aircraft lease agreement which provides that the Company is responsible only for all costs and expenses of operating and maintaining the loaned plane, and is not responsible for making any lease payments for its use of the aircraft. At such time that the Lessor receives a new plane from the manufacturer, which is expected to occur in the fourth quarter of 2005, the Company has agreed to resume paying the lessor the aggregate annual lease payment of $90,000. During 2004, the Company incurred approximately $1.8 million in costs and expenses associated with the aircraft. The aircraft subject to the lease is principally used by Mr. Jannard. In March 2004, the Company and the Lessor entered into an Agreement and Mutual Release which provides that the Company shall be responsible for the payment of all ownership, personal property, use or similar tax and fees (the “Taxes”) arising out of or in connection with the Company’s lease of the aircraft, up to an aggregate of $125,000 per year. All remaining Taxes will be borne by the Lessor.

     Reimbursable Costs. The Company periodically incurs costs on Mr. Jannard’s behalf for various personal matters unrelated to the business of Oakley. Mr. Jannard has a deposit with the Company to prepay any such items. This deposit is replenished on an ongoing basis as needed. At December 31, 2004, the Company’s net liability to Mr. Jannard was approximately $207,800.

     Employment of Jamin Jannard. Jamin Jannard, Mr. Jannard’s adult son, is employed by the Company in the marketing department.

     Trademark License Agreement. In March 2000, the Company entered into a trademark license agreement with a limited liability company that is wholly-owned by Mr. Jannard (the “LLC”). Pursuant to this agreement, the LLC has assigned to the Company its right to purchase a truck and trailer to travel the National Hot Rod Association (“NHRA”) circuit and to sell certain products at NHRA sanctioned events and has agreed to place Oakley’s logo in prominent places on the automobile and crew members’ uniforms. In June 2002, the Company amended the agreement to provide certain additional rights in connection with the LLC’s sponsorship of Don Schumacher Racing. Pursuant to the amended agreement, the LLC will work with Schumacher in the entry of a funny car driven by Scotty Cannon and will provide the Schumacher race team with Oakley products, including sunglasses, apparel and accessories. Beginning in 2003, the LLC’s sponsorship of Don Schumacher Racing also included the entry of a funny car driven by Gary Scelzi. Under the agreement, the Company has agreed to pay to the LLC an annual fee of $100,000 for the placement of the logos as described above and to pay the LLC a royalty rate, ranging between 10% and 25%, on net revenues (after sales tax and returns) from sales by the Company of certain merchandise. In 2004, the Company paid royalties of approximately $18,000 to the LLC. Additionally, Oakley will pay the NHRA a royalty of 20% on net revenues of all merchandise sold. The Company will perform accounting services for the LLC as agreed upon by the Company and the LLC and will be compensated in cash for such services by the LLC at a fair market rate to be determined in good faith by the Company’s Board of Directors. The Company did not provide any accounting services for the LLC in 2004.

     Future Change in Relationship with Tommy Rios. The Company and Tommy Rios have entered into a binding letter of intent in which a company owned and operated by Mr. Rios will serve as the Oakley Mexico’s exclusive distributor for the Mexican and Central American markets. Oakley Mexico is a wholly-owned subsidiary of the Company. This change in status is expected to occur in mid to late 2005. At such time, Mr. Rios plans to resign as an officer and employee of the Company. Additionally, the Company intends to enter into O Store License Agreements with Mr. Rios and an unaffiliated third party in which Mr. Rios and such third party would operate O Stores in Mexico.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information available to the Company, as of March 31, 2005, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held by each of the directors and nominees, (iii) held by each of the Named Executive Officers and (iv) held as a group by the directors and executive officers of the Company. Unless otherwise indicated, the address of each beneficial owner named below is c/o Oakley, Inc., One Icon, Foothill Ranch, California 92610.

			Percentage of
Name and Address	Shares of		Common Stock
of Beneficial Owner	Common Stock		Outstanding
Directors, Nominees and Named Executive Officers
Jim Jannard	43,008,600		63.3%
Link Newcomb	541,214	(1)	*
Colin Baden	207,521	(2)	*
Tommy Rios	211,326	(3)	*
Abbott Brown	63,000	(4)	*
Lee Clow	18,000	(5)	*
Tom Davin	13,197	(6)	*
Mary George	3,000	(7)	*
Mike Puntoriero	1,886	(8)	*
Greg Trojan	—		—
Directors, nominees, executive officers and more than 5% shareholders as a group (15 persons)	44,800,393	(9)	64.3%

(1)	Includes 442,141 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 50,000 shares of restricted stock.

(2)	Includes 155,818 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 42,500 shares of restricted stock.

(3)	Includes 181.826 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 27,500 shares of restricted stock.

(4)	Includes 40,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 3,000 shares of restricted stock. Also includes 10,000 shares indirectly held through Ridgestone Corporation, a corporation controlled by Mr. Brown.

(5)	Includes 15,000 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 3,000 shares of restricted stock.

(6)	Includes 8,197 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 3,000 shares of restricted stock.

(7)	Includes 3,000 shares of restricted stock.

(8)	Includes 1,886 shares of restricted stock.

(9)	Includes 1,397,438 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2005 and 276,386 shares of restricted stock.

*	Less than one percent.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

     The firm of Deloitte & Touche LLP, the Company’s independent auditors for the year ended December 31, 2004, was selected by the Board of Directors and the Audit Committee to act in such capacity for the fiscal year ending December 31, 2005, subject to ratification by the shareholders. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than as pertain to the engagement of Deloitte & Touche LLP as independent auditors for the Company in the previous year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote

     The favorable vote of a majority of the shares entitled to vote on the proposal present in person or by proxy at the meeting is required to ratify the selection of Deloitte & Touche LLP. Abstentions or broker non-votes are treated as present and entitled to vote and thus have the effect of votes against on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Deloitte & Touche LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2005.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2005.

OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Company’s Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     Based solely on the Company’s review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during fiscal 2004, all reports required by Section 16(a) applicable to its directors, officers and ten percent shareholders were filed with the SEC on a timely basis.

     Shareholders’ Proposals. In accordance with the Company’s Bylaws, proposals of shareholders intended to be presented at the Company’s Annual Meeting of Shareholders to be held in 2006 must be received by the Company, marked to the attention of the Corporate Secretary, no later than December 28, 2005. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.

     Shareholder proposals submitted to the Company for consideration at the Company’s Annual Meeting of Shareholders to be held in 2006 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder’s proposal in the Company’s proxy materials) will be considered untimely if received by the Company after March 10, 2006. Accordingly, the proxy with respect to the Company’s 2006 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposals received by the Company after March 10, 2006.

THE BOARD OF DIRECTORS
Foothill Ranch, California

OAKLEY, INC.

COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     THE UNDERSIGNED HEREBY APPOINT(S) LINK NEWCOMB AND COS LYKOS AS PROXIES WITH FULL POWER OF SUBSTITUTION, AND HEREBY AUTHORIZE(S) EACH OF THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE HEREOF, ALL SHARES OF COMMON STOCK OF OAKLEY, INC. (THE “COMPANY”) HELD OF RECORD BY THE UNDERSIGNED ON MARCH 31, 2005 AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2005, AT 10:00 A.M., LOCAL TIME, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AT THE OAKLEY, INC. HEADQUARTERS AT ONE ICON, FOOTHILL RANCH, CALIFORNIA 92610 AND HEREBY REVOKE(S) ANY PROXIES HERETOFORE GIVEN.

BY SIGNING AND DATING THE REVERSE SIDE OF THIS CARD, THE UNDERSIGNED AUTHORIZE(S) THE PROXIES TO VOTE EACH PROPOSAL, AS MARKED, OR IF NOT MARKED TO VOTE “FOR” EACH PROPOSAL. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENVELOPE PROVIDED.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT THE ABOVE MEETING OR ANY ADJOURNED OR POSTPONED SESSION THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED WILL INDICATE AFFIRMATIVELY THERE AT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

OAKLEY, INC.

June 3, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

						FOR	AGAINST	ABSTAIN
1. Election of Directors:				2.	Ratification of the selection of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2005.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	¡ Jim Jannard ¡ Link Newcomb ¡ Tom Davin ¡ Mary George ¡ Mike Puntoriero ¡ Greg Trojan		3.	In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

				THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF THE SHAREHOLDERS AND A PROXY STATEMENT FOR THE ANNUAL MEETING PRIOR TO THE SIGNING OF THIS PROXY.
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.